EXHIBIT 4.17

MANAGEMENT AGREEMENT

between
SHIP FINANCE INTERNATIONAL LIMITED
and its SUBSIDIARIES
and
FRONTLINE MANAGEMENT (BERMUDA) LTD.

Schedule 1                                List of Subsidiaries

THIS MANAGEMENT AGREEMENT (the “Agreement”) is made on this 29th day of November 2007 between:

(1)	SHIP FINANCE INTERNATIONAL LIMITED of Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton HMGX, Bermuda (the “Company”);

(2)	THE SUBSIDIARIES OF THE COMPANY, LISTED IN SCHEDULE 1 HERETO (the “Subsidiaries”)

and

(3)	FRONTLINE MANAGEMENT (BERMUDA) LTD. of Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton HMGX, Bermuda (the “Manager”)

(hereinafter jointly referred to as the “Parties” and, individually, as a “Party”.)

WHEREAS :

(A)	The Company is a limited company organised under the laws of Bermuda, having its registered office at the address stated above.

(B)	The Company’s shares are listed on the New York Stock Exchange.

(C)	The Company is, through the Subsidiaries, the owner of a number of tanker, dry bulk and other vessels, offshore drilling rigs and other assets.

(D)	It is the Company’s policy to outsource its and the Subsidiaries’ administrative needs to other corporate entities, either owned or controlled by itself or by third parties.

(E)
The Company was, during the period from its incorporation until 31 December 2006, provided with such management services as its board required to carry out the day-to-day management of the Company and its assets by the Manager under the terms of (i) an administrative services agreement with, inter alia, the Manager dated 1 January 2004, (ii) an administrative management agreement with, inter alia, the Manager dated 20 June 2005, (iii) an administrative management agreement with, inter alia, the Manager dated 17 January 2006 and (iv) an administrative management agreement with, inter alia, the Manager dated 1 October 2006 (collectively, the “Admin Agreements”).

(F)
The Company’s subsidiaries (including but not limited to the Subsidiaries) were, during the period from the Company’s incorporation until 31 December 2006, provided with such general management services as their respective boards required to carry out the day-to-day management of their activities by the Manager under the terms of the Admin Agreements.

(G)
The Manager has, in the period referred to in Recital (E) above, subcontracted parts of the services provided to the Company to its affiliates, Frontline Management AS (“FrontMan AS”) and Frontline Corporate Services Ltd (“FrontCorp”).

(H)
The Company decided, in the first quarter of 2006, to establish a wholly owned subsidiary, Ship Finance Management AS (“SFManagement”), for the purpose of establishing a proprietary management team which, on market terms, would provide the Company and the Subsidiaries with the majority of the management services required by them.

(I)
SFManagement became operational on 1 May 2006 and assumed, gradually throughout the remainder of 2006, responsibility for the provision of the management services required by the Company and the Subsidiaries on terms orally agreed with the board of the Company.

(J)
The scope and terms of the administrative services provided by SF Management were to the Company effective from 1 January 2007 have today been documented in a written management agreement between SFManagement and the Company (the “General Management Agreement”).

(K)
The Parties have agreed to enter into this Agreement in order to document the terms upon which the Manager, with effect from 1 January 2007, has provided and shall continue to provide certain management services to the Company and the Subsidiaries and, as part of such agreement, to document the agreed cancellation of the Admin Agreements in relation to the Company and the Subsidiaries with effect from such date.

NOW THEREFORE, the Parties have agreed as follows:

1.	APPOINTMENT

1.1
The Company and the Subsidiaries (the “SFIL Group”) hereby confirm the appointment of the Manager, effective from 1 January 2007, as responsible for those of their respective management functions that are described herein on the terms and conditions set forth in the following.

1.2	The Parties hereby confirm their agreement that the Admin Agreements were terminated in respect of the Company and the Subsidiaries, effective on 31 December 2006.

2.	THE SFIL GROUP’S MANAGEMENT FUNCTIONS

2.1	Ultimate responsibility for the administration of the Company and the Subsidiaries lies with the Company’s board of directors of the Company (the “Board”).

The board of directors of each Subsidiary is formally responsible for the administration thereof but answers to the Board as its sole shareholder.

2.2
The Manager confirms its understanding that the services provided hereunder shall supplement the services provided by SFManagement under the General Management Agreement and that SFManagement thus has the overall responsibility for providing the Company with the management services the Company requires from time to time.

2.3
The Manager further agrees to and accepts that it shall report to SFManagement in respect of the services to be provided by it hereunder. Further, the Manager confirms that it will ensure that its subcontractors in providing the services shall report to SFManagement too.

3.	THE SUBSIDIARIES

3.1	The Company’s assets are, generally, held through wholly owned subsidiaries.

3.2	The Company’s subsidiaries as of the date hereof are listed in Schedule 1 hereto and are parties to the Agreement.

If and when a Subsidiary is sold or liquidated, this Agreement shall terminate in relation to such Subsidiary without further notice.

If a new subsidiary (in this context defined as a wholly owned subsidiary of the Company) is incorporated or otherwise acquired by the Company, whether directly or indirectly, it shall be deemed to have acceded to this Agreement as a “Subsidiary”) at such time.

The Parties agree, for documentary purpose, to update Schedule 1 in relation to subsidiaries acquired, liquidated or divested by the Company at regular intervals.

3.3
The Manager shall, on matters of particular importance to a Subsidiary, keep such Subsidiary’s board of directors informed (while reporting to the Board). Final decisions in such matters shall be taken by the board of directors of such Subsidiary.

4.	SERVICES

4.1	The Manager shall, throughout the term of this Agreement, make the following services available to the SFIL Group:

4.1.1	Corporate Governance Services

(a)
The Manager shall assist SFManagement with all aspects of the Company’s corporate governance which relates to Bermuda law and shall, in particular, assist with the conveying of board and shareholders meetings in Bermuda.

(b)
The Manager shall prepare all documentation of written resolutions passed by the Board and the board of directors of the Subsidiaries and the shareholder(s) of the Company and the Subsidiaries along with minutes from their respective meetings and shall, furthermore, be responsible for the same being signed and safely filed. SFManagement shall be provided with copies thereof.

(c)	The Manager shall assist the Company’s company secretary in preparing and implementing all aspects of the Company’s employee share option plan from time to time.

(d)	The Manager shall be responsible for the operation of the Company’s shareholder register.

(e)	The Manager shall be responsible for the corporate books and records of the Subsidiaries.

4.1.2	Accounting – Corporate Governance - Auditing - Reports

(a)	The Manager shall be responsible for the SFIL Group’s accounting functions.

This shall include both the day-to-day accounting of the SFIL Group’s activities of the Company and the Subsidiaries and the consolidation of the accounts for the SFIL Group (which shall include the preparation of the Company’s Form 20F according to US GAAP).

(b)	The SFIL Group’s accounting shall be based on US GAAP and such accounting principles as the Board from time to time shall have approved.

(c)	The Manager shall maintain all financial records and books of account of all transactions of the Company and the Subsidiaries in accordance with applicable laws and proper accounting practice.

(d)	The Manager shall be responsible for the preparation of the Company’s and the SFIL Group’s interim and annual closing of accounts.

(e)
The Manager shall, by way of designing and implementing necessary procedure assist the Board in ensuring that the SFIL Group meets all relevant corporate governance principles (including but not limited to the Sarbanes-Oxley Act).

(f)	The Manager shall assist the SFIL Group’s auditors in the continuous and annual audit of the Company’s and the Subsidiaries’ accounts.

(g)	The Manager shall prepare such interim reports in respect of the performance of the Company and the SFIL Group as SFManagement shall require from time to time.

4.1.3	Company Records

(a)	The Manager shall be responsible for the safekeeping and professional filing of all the SFIL Group’s original corporate documents, such archive being physically located in Bermuda.

(b)	The Manager shall establish and maintain an adequate and accessible archive, either or both in electronic and physical form, over all documents relevant to the SFIL Group’s business.

(c)	The Manager shall ensure that SFManagement has full access to such archive and shall assist SFManagement in the maintenance of a copy-set of such documents in SFManagement’s office.

4.1.4	Government Relations - Taxes

The Manager shall ensure compliance by the Company with all laws, regulations and provisions applicable to the Company in Bermuda.

4.1.5	Insurances

The Manager shall advise the SFIL Group on all issues relevant to the insurance of its assets and activities, such advice to include the preparation of general guidelines for cover, the identification of relevant insurers and the terms for the insurance of the Company’s assets and activities.

4.1.6	Accidents - Contingency Plans

The Manager shall handle all accidents involving assets or personnel owned or employed by the SFIL Group on the SFIL Group and the Board’s behalf and shall, in such cases, liaise with SFManagement and the Board in accordance with such instructions as the same shall provide from time to time.

The Manager shall establish a crisis management procedure which shall be submitted to the Board for approval and which, thereafter, shall be updated whenever necessary.

4.1.7	Sale and Purchase of Assets

The Manager shall assist SFManagement in identifying sale and purchase and newbuilding opportunities, assist in the negotiations of the terms thereof (always within the scope defined by the Board) and the closing of any such transaction.

(The services specified in this Clause 4.1 shall hereinafter be referred to as the “Services”.)

4.2
The Manager may, at its discretion, sub-contract any of the Services to its affiliates FrontMan AS and FrontCorp, always provided that the Manager shall remain responsible for the overall performance of the Services notwithstanding any such subcontracting or delegation.

All such subcontracting arrangements shall be documented in writing and shall incorporate provisions reflecting, inter alia, the content of Clauses 2, 5 and 9.

5.	GENERAL CONDITIONS

5.1
The Manager shall, in performing its duties hereunder, effectively and faithfully serve the Company and the Subsidiaries. In exercising the powers and authorities hereby conferred on it, the Manager shall:

(a)	always use its best endeavours to protect and promote the Company’s and the Subsidiaries’ interests;

(b)	observe all applicable laws and regulations relevant to the Company’s and the Subsidiaries’ activities; and

(c)	always act in accordance with good and professional management practice.

5.2	The Manager shall be entitled to provide management services to other companies or entities, provided that the provision of such services is not deemed detrimental to the interests of the SFIL Group.

5.3
The Manager shall not afford preference to any vessel or company under its management but shall, so far as practicable, ensure a fair distribution of service to all such vessels and companies from time to time.

The Manager shall, in performing the Services, be entitled to have regard to its overall responsibility in relation to all matters as may from time to time be entrusted to its management and in particular, but without prejudice to the generality of the foregoing, be entitled to allocate available supplies, manpower and services between its management assignments in such manner as in the prevailing circumstances the Manager considers to be fair and reasonable.

5.4
All discounts, commissions and other benefits received by the Manager and/or its employees from third parties as a consequence of the provision of the Services shall be disclosed to the Board and, unless otherwise agreed, placed at the Company’s or, as the case may be, the relevant Subsidiary’s disposal.

5.5	The Company shall, at all times, be allowed full access to the accounts and records of the

Manager which are relevant to the performance of the Services.

Representatives of the Company’s auditor shall, in relation to the audit of the Company’s accounts, always be considered authorised.

5.6
The Manager shall, upon request, provide the Company with copies of all documents relevant to the Company or a Subsidiary in its possession and otherwise compile such facts and records on the basis of such documents as shall, from time to time be requested by the Board.

6.	MANAGEMENT FEE – REIMBURSEMENT OF COSTS

6.1	The Company shall pay the manager a fee (the “Management Fee”) as consideration for the Manager’s provision of the Services.

6.2	The Management Fee shall, in relation to each calendar year, be detailed in a fee letter to be submitted by the Manager to the Company no later than 1 December in the preceding year.

The Management Fee shall cover those of the Services that are provided to the Subsidiaries as well as those provided to the Company.

6.3	The Company shall make on account payments of the Management Fee throughout the year in accordance with the terms of the annual fee letter.

6.4	The Management Fee shall be based on the market price for administrative services similar to the Services covered by it.

6.5
Both the Manager and the Company may, if it can be documented that the scope of the Services changes materially during a year, demand that the Management Fee or a specified element therein for such year is revised with effect for the remainder of the relevant year. The Manager shall have the same right if the Manager’s cost base increases materially during a year.

6.6	The Company shall reimburse the Manager for all out-of-pocket expenses incurred by the

Manager in relation to third parties in connection with the provision of the Services.

7.	AUTHORITY

7.1
The Manager is, within the scope of the Services and subject to the limitations set forth below, authorised to act on the Company’s and each Subsidiary’s behalf and shall obligate the Company by its signature.

The general authority set forth above shall be limited as follows:

(i)	The Manager shall not, unless specifically authorised by the Company or a Subsidiary, be authorised to act for the Company or such Subsidiary outside the scope of the Services;

(ii)
The Manager’s general authority shall always be limited by applicable laws (including, but not limited to, Bermuda law) and the Company’s and each Subsidiary’s bye-laws or similar constitutional documentation and the specific limitations set forth herein;

(iii)
The Manager’s general authority shall always exclude matters of an irregular nature or special importance (always including the chartering or lease out of material assets) unless specifically authorised by the Board or the board of directors of a Subsidiary (whether in general or for a limited period or within set limits without time limitation or specifically in relation to a particular transaction).

7.2
The Company and the Subsidiaries hereby ratify, confirm and undertake, at all times, to allow, ratify and confirm all actions the Manager and its employees shall lawfully take or cause to be taken on the Company’s or a Subsidiary’s behalf in the bona fide performance of the Services.

8.	INDEMNITY

8.1
The Manager shall be under no responsibility or liability for any loss or damage, whether as a loss of profits or otherwise, to the Company or a Subsidiary arising out of any act or omission involving any error of judgment or any negligence on the part of the Manager or any of its officers or employees in connection with the performance of the Services, unless the acts or omissions leading to a loss or damage are caused by gross negligence or wilful misconduct on the part of the Manager, its officers or employees.

The Manager’s liability to compensate the Company or a Subsidiary for any loss shall be limited to the Management Fee in the year preceding the year in which such loss arose.

8.2
The Company agrees to indemnify and keep the Manager and its officers and employees together with its subcontractors and such subcontractors’ employees and officers indemnified against any and all liabilities, costs, claims, demands, proceedings, charges, actions, suits or expenses of whatsoever kind or character that may be incurred or suffered by any of them howsoever arising (other than by reason of fraud or dishonesty on their part) in connection with the provisions of the Services to both the Company and the Subsidiaries.

If the Board or the board of directors of a Subsidiary requires the Manager to take any action which, in the opinion of the Manager, might make the Manager liable for the payment of any money or liable in any other way, the Manager shall be kept indemnified by the Company in an amount and a form satisfactory to it as a prerequisite to taking such action.

8.3
The indemnities provided by the Company hereunder shall cover all reasonable costs and expenses payable by the Manager in connection with any claims to which the indemnity obligation of the Company applies.

8.4
The indemnification provided by the Company pursuant to this Clause 8 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any statute, agreement, the bye-laws of the Company or otherwise, and shall continue after the termination of this Agreement.

9.	CONFIDENTIALITY

9.1
All Confidential Information furnished to the Manager, its subcontractors or any of their respective employees or directors pursuant to this Agreement shall be and remain the property of the Company or the relevant Subsidiary, and shall be kept confidential by the Manager.

For the purpose of this clause “Confidential Information” shall mean information relating to the business of the SFIL Group which the Manager becomes aware of or generates in the course of or in connection with the performance of the Services.

The provisions of this Clause 9.1 shall not apply to Confidential Information which is:

(i)	required to be disclosed by law or court order; or

(ii)	becomes public knowledge otherwise than as a result of the conduct of the Manager.

10.	TERMINATION

10.1	Each of the Company and the Manager may terminate this Agreement following no less than 3 month’s prior written notice to the other Party.

The Agreement shall automatically terminate in relation to the Subsidiaries if terminated pursuant to the above.

10.2	Termination shall be without prejudice to any rights or liabilities of the Parties arising prior to or in respect of any act or omission occurring prior to termination.

10.3
In the event of termination, the Management Fee shall be pro ratal to the date of termination (after taking into account such additional amounts, if any, as time spent and the responsibility undertaken by the Manager during the relevant period immediately prior to termination justify).

10.4
In the event of termination of the Agreement, the Manager shall procure that all such acts are done as may be necessary to give effect to such termination and the Company shall secure and the Manager, subject to payment of all amounts due to it hereunder, shall cooperate in the appointment of a substitute manager as circumstances may require.

10.5
Upon the termination of this Agreement, the Manager shall hand over to the Company all books of account, correspondence and records relating to the affairs of the Company and the Subsidiaries which are the property of the Company and the Subsidiaries and which are in its or its sub-contractors’ possession.

11.	DEFAULT

11.1
If the Manager shall, by any act or omission, be in breach of any material obligation under this Agreement and such breach shall continue for a period of fourteen (14) days after written notice thereof has been given by the Company to the Manager, the Company shall have the right to terminate this Agreement with immediate effect by notice to the Manager.

The right to terminate this Agreement shall be in addition to and without prejudice to any other rights which the Company and the Subsidiaries may have against the Manager hereunder.

11.2
Each of the Manager and the Company (but not a Subsidiary) may forthwith by notice in writing to the other Party terminate this Agreement if an order be made or a resolution be passed for the winding up of the other Party or if a receiver be appointed of the business or property of the other Party, or if the other Party shall cease to carry on its business or make special arrangement or composition with its creditors or if any event analogous with any of the foregoing occurs under any applicable law with relevance to the other Party.

12.	FORCE MAJEURE

No Party shall incur liability of any kind or nature whatsoever in relation to the other Party in the event of a failure to perform any of its obligations hereunder if such failure is directly or indirectly caused by circumstances beyond its control such as war or war-like activities, government orders, riots, civil commotion, strike, lock-out or similar actions, an act of God, peril of the sea or any other similar cause.

13.	NOTICES

13.1	All correspondence or notices required or permitted to be given under this Agreement shall be given in English and sent by mail, telefax, email or delivered by hand at the following addresses:

If to the Company and the Subsidiaries:

Ship Finance International Ltd.

Visiting address:

Par-la-Ville Place
14 Par-la-Ville Road
Hamilton HMGX
Bermuda

Postal address:

P.O. Box 1593
HM 08
Bermuda

Fax:	+ 1 441 205 3404
Telephone:	+ 1 441 295 6935
Att.:	Chairman of the Board

If to the Manager:

Frontline Management (Bermuda) Ltd.

Visiting address:

Par-la-Ville Place
14 Par-la-Ville Road
Hamilton HMGX
Bermuda

Postal address:

P.O. Box HM 1593
Hamilton HMGX
Bermuda

Fax:	+ 1 441 205 3494
Telephone:	+ 1 441 295 6935
Att.:	Managing Director

or such other address as either Party may designate to the other Party in writing.

14.	MISCELLANEOUS

14.1
None of the Parties shall be entitled to assign its rights and/or obligations under this Agreement unless the prior written consents of the other Parties hereto have been obtained. This principle shall not apply to the subcontracting by the Manager of the provision of parts of the Services pursuant to Clause 4.2.

14.2	Nothing in this Agreement shall be deemed to constitute a partnership between the Parties.

14.3	No term of this Agreement is enforceable by a person who is not a party to it.

14.4	This Agreement shall not be amended, supplemented or modified save by written agreement signed by or on behalf of the Parties.

15.	GOVERNING LAW AND ARBITRATION

15.1	This Agreement shall be governed by Norwegian law.

15.2
Any dispute, controversy or claim arising out of or relating to this Agreement (including the breach, termination or invalidity thereof), shall be settled by arbitration in accordance with the provisions of the Norwegian Arbitration Act 2004.

The arbitration proceedings shall be held in Oslo and shall, if either Party so requests, be conducted in the English language

For and on behalf of	For and on behalf of
SHIP FINANCE INTERNATIONAL LIMITED	FRONTLINE MANAGEMENT (BERMUDA) LTD.

Craig Stevenson	Kjell Langva
Chairman	As per special authority

For and on behalf of
THE SUBSIDIARIES

Lars Solbakken
Director

Schedule 1

LIST OF SUBSIDIARIES
as of 6 November 2007

Vessel Owning Subsidiaries
Name of Company	Registered	Name of Vessel
Ariake Transport Corporation	Liberia	Oliva
Aspinall Pte Ltd	Singapore	Front Viewer
Benmore Shipping Inc	Cyprus	Sea Alfa
Blizana Pte Ltd	Singapore	Front Rider
Bolzano Pte Ltd	Singapore	Mindanao
Bonfield Shipping Ltd	Liberia	Front Driver
Cirebon Shipping Pte Ltd	Singapore	Front Vanadis
Edinburgh Navigation S.A.	Liberia	Edinburgh
Fox Maritime Pte Ltd	Singapore	Front Sabang
Front Ardenne Inc.	Liberia	Front Ardenne
Front Brabant Inc.	Liberia	Front Brabant
Front Dua Pte Ltd	Singapore	Front Duchess
Front Empat Pte Ltd	Singapore	Front Highness
Front Enam Pte Ltd	Singapore	Hebei River
Front Falcon Inc.	Liberia	Front Falcon
Front Glory Shipping Inc.	Liberia	Front Glory
Front Lapan Pte Ltd	Singapore	Front Climber
Front Lima Pte Ltd	Singapore	Front Lady
Front Opalia Inc	Liberia	Front Opalia
Front Pride Shipping Inc.	Liberia	Front Pride
Front Saga Inc.	Liberia	Front Page
Front Scilla Inc.	Liberia	Front Scilla
Front Sembilan Pte Ltd	Singapore	Front Leader
Front Serenade Inc.	Liberia	Front Serenade
Front Shadow Inc	Liberia	Golden Shadow
Front Splendour Shipping Inc.	Liberia	Front Splendour
Front Stratus Inc.	Liberia	Ondina
Front Tiga Pte Ltd	Singapore	Front Duke
Golden Estuary Corporation	Liberia	Front Comanche
Golden Fjord Corporation	Liberia	Ocana
Golden Narrow Corporation	Liberia	Golden Victory
Golden Seaway Corporation	Liberia	Front Vanguard
Golden Sound Corporation	Liberia	Front Vista
Golden Tide Corporation	Liberia	Front Circassia
Hitachi Hull 4983 Corporation	Liberia	Otina
Hudson Bay Marine Company Limited	Cyprus	Front Force
Jaymont Shipping Inc	Cyprus	Sea Beta
Katong Investments Ltd	Liberia	Front Breaker
Langkawi Shipping Ltd.	Liberia	Front Birch
Millcroft Maritime SA	Liberia	Front Champion
Newbond Shipping Company Limited	Cyprus	Front Energy
Rettie Pte Ltd	Singapore	Front Striver
Rig Finance	Bermuda	West Ceres
Rig Finance II Limited	Bermuda	West Prospero
Sea Ace Corporation	Liberia	Front Ace
Sibu Shipping Ltd.	Liberia	Front Maple

Transcorp Pte Ltd.	Singapore	Front Guider
Ultimate Shipping Ltd.	Liberia	Front Century
SFL Geo I Limited	Bermuda	TBN
SFL Geo II Limited	Bermuda	TBN
SFL Geo III Limited	Bermuda	TBN
SFL Europa Inc.	Marshall Islands	Montemar Eurpoa
SFL Sea Pike Ltd.	Cyprus	Sea Pike
SFL Sea Cheetah Ltd.	Cyprus	Sea Cheetah
SFL Sea Halibut Ltd.	Cyprus	Sea Halibut
SFL Sea Jaguar Ltd.	Cyprus	Sea Jaguar
SFL Sea Trout Ltd.	Cyprus	Sea Trout
SFL Avon Inc.	Liberia	SFL Avon
SFL Clyde Inc.	Liberia	SFL Clyde
SFL Dee Inc.	Liberia	SFL Dee
SFL Humber Inc.	Liberia	SFL Humber
SFL Tamar Inc.	Liberia	SFL Tamar
Golden Island Inc.	Liberia	Golden Island
Golden Straits Inc.	Liberia	Golden Straits
Front Heimdall Inc.	Liberia	SFL Heimdall
Front Baldur Inc.	Liberia	SFL Baldur
HL Hunter LLC	Delaware	Horizon Hunter
HL Hawk LLC	Delaware	Horizon Hawk
HL Eagle LLC	Delaware	Horizon Eagle
HL Falcon LLC	Delaware	Horizon Falcon
HL Tiger LLC	Delaware	Horizon Tiger

Non Vessel Owning Subsidiaries-Under Liquidation
Name of Company	Registered	Previously Owned Vessel
Front Target Inc.	Liberia	Front Target
Front Tobago Shipholding Inc.	Liberia	Front Tobago
Front Transporter Inc.	Liberia	Front Transporter
Front Traveller	Liberia	Front Traveller
Granite Shipping Company Ltd.	Bahamas	Front Granite
Southwest Tankers Inc.	Liberia	Front Sunda
West Tankers Inc.	Liberia	Front Comor

Sub Holding Subsidiaries
Name of Company	Registered
Madeira International Corp.	Liberia
SFL Holdings LLC	Delaware

SK 02089 0009 859953